Mace Security International, Inc.
401 East Las Olas Blvd, Suite 1570
Fort Lauderdale, Florida 33301
(954) 449-1313 - www.mace.com
Eduardo Nieves, Jr., Vice President, Marketing & IR
For Immediate Release

MACE SECURITY INTERNATIONAL, INC. REPORTS RECEIPT OF NON-COMPLIANCE NOTICE FROM NASDAQ

Mount Laurel, New Jersey, May 18, 2006 -- Mace Security International, Inc. (“Company”) (Nasdaq: MACE), today announced that on May 17, 2006, the Company received a Nasdaq Staff Determination that the Company was not in compliance with Marketplace Rule 4310(c)(14) for failing to timely file the Company’s Quarterly Report on Form10-Q for the quarter ended March 31, 2006 (“Form 10-Q”). The May 17, 2006 Staff Determination is in addition to the Nasdaq Staff Determination received by the Company on April 19, 2006, regarding the Company being in violation of Marketplace Rule 4310(c)(14) for not timely filing its Annual Report on Form 10-K for the year ended December 31, 2005 (“Form 10-K”).

The non-compliance with Marketplace Rule 4310(c)(14) makes the Company’s common stock subject to being delisted from The Nasdaq Stock Market. In accordance with the procedures of The Nasdaq Stock Market, on April 24, 2006, the Company requested a hearing with respect to the April 19, 2006 Staff Determination before the Nasdaq Listing Qualifications Panel (“Panel”) to request an exception to its non-compliance with Marketplace Rule 4310(c)(14). By operation of Marketplace Rule 4805(a), the Company’s hearing request automatically stayed the delisting of its common stock pending the Panel’s review and determination. The hearing has been scheduled for May 25, 2006. In accordance with Marketplace Rule 4804(c), the May 17, 2006 Staff Determination will be heard with the April 19, 2006 Staff Determination during the May 25, 2006 Panel hearing. There can be no assurance that the Panel will grant the Company’s request for an exception that will allow continued listing of the common stock. Until a determination is made by the Panel, the symbol “E” has been added to the Company’s trading symbol.

The Form 10-Q was not timely filed because the Company has not yet been able to file the Form 10-K. The Form 10-Q cannot be filed until the Form 10-K is filed. As previously disclosed, the Company learned on March 13, 2006 that the United States Attorney for the Eastern District of Pennsylvania is investigating the Company for the alleged hiring of undocumented immigrants at the Company’s car washes. The Company’s Audit Committee retained independent outside counsel (“Special Counsel”) to conduct an independent investigation of the Company’s hiring practices at the Company’s car washes and other related matters. The Special Counsel provided a written summary of findings on April 18, 2006. The investigative findings included, among other things, that the Company’s internal controls for financial reporting at the corporate level are adequate and appropriate, and that there is no financial statement impact implicated by the Company’s hiring practices, except for a potential contingent liability.

Beginning on April 21, 2006, the Special Counsel began to receive for review some additional and previously requested but unavailable documents and information. On May 15, 2006, Special Counsel advised the Audit Committee that its review of the additional documents and information was completed and that the review did not change the conclusions made by Special Counsel in its April 18, 2006 written summary of findings. The Audit Committee is satisfied with the comprehensiveness and conclusions of the Special Counsel’s investigation.

The Company’s independent auditor (“Auditor”) and the Company are continuing to work together to finalize the year ended December 31, 2005 audit needed to file the Form 10-K, including performing additional procedures that the Auditor considers necessary under the circumstances. Once the 10-K is filed the Company anticipates it will be able to file the 10-Q shortly thereafter. The Company does not yet have a timetable of when the Form 10-K and Form 10-Q will be filed.

At the May 25, 2006 hearing, the Company will request the Panel to grant an exception to the non-compliance with Nasdaq Marketplace Rule 4310(c)(14), based on the filing of the Form 10-K and Form 10-Q being delayed due to the investigation. It is within the Panel’s authority under Nasdaq Marketplace Rule 4802 to grant an exception to the non-compliance for a period not to exceed the earlier of 90 days from the Panel’s decision or 180 days from the Nasdaq Staff Determination, made on April 19, 2006. There can be no assurance that the Panel will grant the Company’s request for an exception.

Mace Security International, Inc. is a manufacturer of electronic surveillance and personal defense products, and an owner and operator of car and truck wash facilities. Information about Mace and becoming a Mace Authorized Dealer is available at www.mace.com. The Company’s consumer e-commerce web site is www.macecatalog.com.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "projected", "intend to" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to the final results of the independent investigation, the determination of the Panel with respect to the Company's request for an exception to Marketplace Rule 4310(c)(14), the impact on trading in the Company's common stock if the exception is not granted and the Company's common stock is delisted, economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on Mace and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect Mace's financial performance and could cause Mace's actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained under the heading "Risk Factors" in Mace's SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should be read in conjunction with the financial statements and notes contained in Mace's annual reports on Form 10-K and quarterly reports on Form 10-Q.

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